Exhibit 10.4

FIRST AMENDMENT TO

WARRANT AGREEMENT

Zosano Pharma Corporation

Dated as of June 23, 2015 (the “Effective Date”)

This First Amendment to Warrant Agreement (the “Amendment”) is dated as of June 23, 2015, by and between Zosano Pharma Corporation, a Delaware corporation formerly named ZP Holdings, Inc. (the “Company”), and Hercules Technology Growth Capital, Inc., a Maryland corporation (“Hercules”).

WHEREAS, ZP Opco, Inc., a Delaware corporation formerly named Zosano Pharma, Inc. (“ZP Opco”), is a wholly-owned subsidiary of the Company;

WHEREAS, ZP Opco has entered into a Loan and Security Agreement dated as of June 3, 2014 (the “Original Loan Agreement”), as amended pursuant to that certain First Amendment to Loan and Security Agreement dated as of June 23, 2015 (collectively, the “Loan Agreement”) with Hercules and the other lender parties thereto;

WHEREAS, in connection the Original Loan Agreement, the Company and Hercules entered into a Warrant Agreement dated as of June 3, 2014 (the “Original Warrant”), and the parties hereto desire to clarify Section 2(b) of the Original Warrant.

NOW, THEREFORE, in consideration of Hercules’s executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Hercules agree as follows:

1. Capitalized terms used but not defined herein shall have the meaning provided in the Original Warrant.

2. Section 2(b) of the Original Warrant is hereby amended and restated in its entirety to provide:

(b) Early Termination. The Company shall provide written notice to the registered holder of this Agreement of a Qualified Merger Event at least ten days prior to the consummation of the Merger Event. Notice from the Company to the registered holder of this Agreement of a Qualified Merger Event shall provide detailed information regarding the consideration to be received by holders of Company Stock in connection with such Qualified Merger Event. In the event of a Qualified Merger Event where the registered holder of this Agreement elects not to exercise its rights under this Agreement to acquire shares of Company Stock in connection with the Qualified Merger Event, then the Company may elect to pay to the registered holder of this Agreement, at closing of such Qualified Merger Event, an amount in cash equal to one (1) times the aggregate Exercise Price for the number of shares of Company Stock acquirable under this Agreement as of the date of such Qualified Merger Event (i.e., the Exercise Price per share times the number of shares of Company Stock acquirable under this Agreement as of the date of such Qualified Merger Event) and this Agreement shall be terminated effective upon receipt of such payment, which payment shall be in complete satisfaction hereof.

3. Except as provided herein, the Original Agreement remain unchanged, and in full force and effect in accordance with its terms.

4. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. The provisions of Section 12 of the Original Warrant shall be deemed incorporated herein by reference, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Warrant Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	Zosano Pharma Corporation

	By:	/s/ Vikram Lamba
Name: Vikram Lamba
Title: President

HERCULES:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	By:	/s/ Ben Bang
Name: Ben Bang
Title: Associate General Counsel

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